May 2007	Pricing Sheet dated May 15, 2007 relating to Preliminary Terms No. 284 dated May 11, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
95% Capital Protected Notes based on the MSCI EAFE Index® due May 22, 2010

P R I C I N G T E R M S – M AY 1 5 , 2 0 0 7
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,300,000
Stated principal amount:	$1,000
Original issue price:	$1,000
Pricing date:	May 15, 2007
Original issue date:	May 22, 2007 (5 business days after the pricing date)
Maturity date:	May 22, 2010
Underlying index:	MSCI EAFE Index®
Principal protection:	95%
Participation rate:	101%
Payment at maturity:	The minimum payment amount plus the supplemental redemption amount, which may be zero
Minimum payment amount:	$950
Supplemental redemption amount:	The product of $1,000 times the participation rate times the index percent change; provided that the supplemental redemption amount will not be less than zero.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	2,240.02, the index closing value on the index setting date.
Final index value:	The index closing value on the determination date
Index setting date:	The index business day immediately succeeding the pricing date.
Determination date:	May 20, 2010, two trading days prior to the maturity date
CUSIP:	617446H85
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per note	$1,000	$15	$985
	Total	$8,300,000	$124,500	$8,175,500

(1) For additional information, see “Plan of Distribution” in the prospectus supplement for partially capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 284 dated May 11, 2007
Prospectus Supplement for Partially Capital Protected Notes dated May 11, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.